CERTIFICATE OF INCORPORATION

OF

EMERALD OIL, INC.

1.	Name. The name of the corporation is ‘‘Emerald Oil, Inc.’’ (the ‘‘Corporation’’).

2.	Address. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3.	Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4.	Number of Shares. The total number of shares of all classes of stock that the Corporation shall have the authority to issue is Five Hundred Twenty Million (520,000,000) shares consisting of: Five Hundred Million (500,000,000) shares of common stock, $.001 par value per share (‘‘Common Stock’’); and Twenty Million (20,000,000) shares of preferred stock, $.001 par value per share (‘‘Preferred Stock’’), of which Six Million Five Hundred Thousand (6,500,000) shares of Preferred Stock have been designated as ‘‘Series B Voting Preferred Stock,’’ the preferences, limitations, and relative rights are set forth in the Preferences, Limitations, and Relative Rights of Series B Voting Preferred Stock attached as Exhibit A hereto. Thirteen Million Five Hundred Thousand (13,500,000) shares of Preferred Stock remain undesignated. The Preferred Stock may be divided into, and may be issued from time to time in one or more series. The Board of Directors of the Corporation (‘‘Board’’) is authorized from time to time to establish and designate any such series of Preferred Stock, to fix and determine the variations in the relative rights, preferences, privileges and restrictions as between and among such series and any other class of capital stock of the Corporation and any series thereof, and to fix or alter the number of shares comprising any such series and the designation thereof. The authority of the Board from time to time with respect to each such series shall include, but not be limited to, determination of the following:

a.	The designation of the series;

b.	The number of shares of the series and (except where otherwise provided in the creation of the series) any subsequent increase or decrease therein;

c.	The dividends, if any, for shares of the series and the rates, conditions, times and relative preferences thereof;

d.	The redemption rights, if any, and price or prices for shares of the series;

e.	The terms and amounts of any sinking fund provided for the purchase or redemption of the series;

f.	The relative rights of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

g.	Whether the shares of the series shall be convertible into shares of any other class or series of shares of the Corporation, and, if so, the specification of such other class or series, the conversion prices or rate or rates, any adjustments thereof, the date or dates as of which such shares shall be convertible and all other terms and conditions upon which such conversion may be made;

h.	The voting rights, if any, of the holders of such series; and

i.	Such other designations, powers, preference and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof.

5.	Name and Mailing Address of Incorporator. The name and mailing address of the incorporator are: James Muchmore, Esq., c/o Husch Blackwell LLP, 1700 Lincoln Street, Suite 4700, Denver, Colorado, 80203.

6.	Directors.

6.1	Number of Directors. The Board shall consist of one or more members, the number thereof to be determined from time to time by resolution of the Board.

6.2	Election of Directors. Unless and except to the extent that the Bylaws of the Corporation (the ‘‘Bylaws’’) shall so require, the election of directors of the Corporation need not be by written ballot.

7.	Limitation of Liability. To the fullest extent permitted under the Delaware General Corporation Law, as amended from time to time, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment, repeal or modification of the foregoing provision shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, repeal or modification.

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8.	Indemnification.

8.1	Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a ‘‘Covered Person’’) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a ‘‘Proceeding’’), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity (an ‘‘Other Entity’’), including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section 8.3, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the Board of Directors of the Corporation (the ‘‘Board’’).

8.2	Prepayment of Expenses. The Corporation shall pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article 8 or otherwise.

8.3	Claims. If a claim for indemnification or advancement of expenses under this Article 8 is not paid in full within 30 days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

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8.4	Nonexclusivity of Rights. The rights conferred on any Covered Person by this Article 8 shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

8.5	Other Sources. The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of an Other Entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such Other Entity.

8.6	Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article 8 shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.

8.7	Other Indemnification and Prepayment of Expenses. This Article 8 shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

9.	Adoption, Amendment and/or Repeal of Bylaws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to make, alter and repeal the Bylaws, subject to the power of the stockholders of the Corporation to alter or repeal any By-law whether adopted by them or otherwise.

10.	Powers of Incorporators. The powers of the incorporator are to terminate upon the filing of this Certificate of Incorporation with the Delaware Division of Corporations. The name and mailing address of the persons who are to serve as the initial directors of the Corporation, or until their successors are duly elected and qualified, are:

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James Russell (J.R.) Reger

1600 Broadway, Suite 1360

Denver, Colorado 80202

McAndrew Rudisill

1600 Broadway, Suite 1360

Denver, Colorado 80202

Thomas J. Edelman

1600 Broadway, Suite 1360

Denver, Colorado 80202

Seth Setrakian

1600 Broadway, Suite 1360

Denver, Colorado 80202

Duke R. Ligon

1600 Broadway, Suite 1360

Denver, Colorado 80202

Daniel L. Spears

1600 Broadway, Suite 1360

Denver, Colorado 80202

11.	Amendments of Certificate. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the General Corporation Law of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Section.

12.	Meetings of Stockholders; Books and Records. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.

WITNESS the signature of this Certificate of Incorporation this 11th day of June, 2014.

/s/ James Muchmore
James Muchmore, Incorporator

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Exhibit A

PREFERENCES, LIMITATIONS, AND RELATIVE RIGHTS

OF

SERIES B VOTING PREFERRED STOCK

OF

EMERALD OIL, INC.

Section 1. Designation. The distinctive serial designation of such series of Preferred Stock is ‘‘Series B Voting Preferred Stock’’ (‘‘Series B’’). Each share of Series B shall be identical in all respects to every other share of Series B.

Section 2. Number of Shares. The authorized number of shares of Series B shall be 6,500,000. Shares of Series B that are purchased or otherwise acquired by the Corporation may thereafter be reissued or otherwise disposed of by the Corporation in accordance herewith or may be retired and cancelled by the Corporation.

Section 3. Definitions. As used herein with respect to Series B:

(a)	‘‘Board of Directors’’ means the board of directors of the Corporation.

(b)	‘‘Bylaws’’ means the bylaws of the Corporation, as they may be amended from time to time.

(c)	‘‘Certificate of Designations’’ means this Certificate of Designations relating to Series B, as it may be amended from time to time.

(d)	‘‘Certificate of Incorporation’’ means the certificate of incorporation of the Corporation, as it may be amended from time to time, and shall include this Certificate of Designations and the Series A Certificate.

(e)	‘‘Common Stock’’ means the common stock, par value $0.001 per share, of the Corporation.

(f)	‘‘Corporation’’ means Emerald Oil, Inc., a Delaware corporation.

(g)	‘‘NYSE MKT’’ means NYSE MKT LLC.

(h)	‘‘PIK Warrants’’ means the Warrants to purchase shares of Common Stock issued pursuant to Section 1.4 of the Purchase Agreement.

(i)	‘‘Preferred Stock’’ means any and all series of preferred stock, par value $0.001 per share, of the Corporation, including Series A and Series B.

(j)	‘‘Purchase Agreement’’ means the Securities Purchase Agreement, dated as of February 1, 2013, by and among the Corporation, WDE Emerald Holdings LLC, a Delaware limited liability company, and White Deer Energy FI L.P., a Cayman Islands exempted limited partnership, including all schedules and annexes thereto, as it may be amended from time to time.

(k)	‘‘Series A’’ means the series of Preferred Stock designated as ‘‘Series A Perpetual Preferred Stock.’’

(l)	‘‘Series A Certificate’’ means the Certificate of Designations of Series A Perpetual Preferred Stock relating to Series A, as it may be amended from time to time.

(m)	‘‘Series B’’ has the meaning set forth in Section 1.

(n)	‘‘Shareholder Approval’’ means, with respect to the issuance of any PIK Warrants and any shares of Common Stock issuable upon exercise of such PIK Warrants, the approval, in accordance with Section 705 of the NYSE MKT Company Guide, of the stockholders of the Corporation required to authorize such issuances pursuant to Section 713 of the NYSE MKT Company Guide.

(o)	‘‘Warrants’’ means the Warrants to purchase shares of Common Stock issued pursuant to the Purchase Agreement, including the PIK Warrants.

(p)	‘‘Voting Stock’’ means Series B and Common Stock.

Section 4. Dividends. No dividends shall be paid to the holders of Series B.

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Section 5. Liquidation Rights. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of Series B shall be entitled to receive for each share of Series B, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, and after satisfaction of all liabilities and obligations to creditors of the Corporation and any distributions of such assets or proceeds made to or set aside for the holders of Series A, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Corporation ranking junior to Series B as to such distribution, payment in full in an amount equal to $0.001 per share. For purposes of this Section 5, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Series B receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 6. Conversion, Redemption and Other Rights.

(a)	Series B is not convertible into any other class or series of the capital stock of the Corporation or into cash, property or other rights, and no share of Series B may be redeemed prior to January 1, 2020.

(b)	On and from time to time after January 1, 2020, the Corporation may, at its option, redeem, in whole or in part, the then-outstanding shares of Series B, at a redemption price per share equal to $0.001. The redemption price for any such shares of Series B shall be payable on the applicable redemption date selected by the Corporation to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. The Corporation may elect to pay the redemption price in cash or whole shares of Common Stock of the Corporation with a value equal to the Market Price (as defined in the Warrant) on the trading day immediately preceding the redemption date.

(c)	If on or before each redemption date all funds or shares of Common Stock necessary for the redemption have been deposited by the Corporation, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the applicable redemption date all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on the applicable redemption date cease and terminate, except only the right of the holders thereof to receive the redemption price payable on such redemption from such bank or trust company, without interest. Any funds or shares of Common Stock unclaimed at the end of ninety days from the applicable redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

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Section 7. Transfer; Surrender Upon Exercise of Warrants. Each share of Series B shall be issued as a unit with a Warrant, or portion thereof, representing the right to purchase one share of Common Stock and may only be sold or otherwise transferred concurrently with the sale of such Warrant. Any sale or transfer, or purported sale or transfer, of shares of Series B shall be null and void, and the Corporation shall have no obligation to effect any transfer, unless the foregoing transfer restrictions are strictly observed. In the event that a holder of Series B exercises its right to acquire Common Stock of the Corporation pursuant to a Warrant, such holder shall surrender to the Corporation a number of shares of Series B of such holder equal to the number of shares of Common Stock purchased upon exercise of such Warrant. In no event shall the Corporation issue any shares of Series B other than in connection with the issuance of Warrants pursuant to B-5 and in accordance with the Purchase Agreement, including Section 1.4 thereof (which provides that no PIK Warrants shall be issuable unless and until the Company first obtains Shareholder Approval) and otherwise in connection with such Warrants.

Section 8. Voting Rights.

(a)	Each share of Series B shall be entitled to one vote. So long as any shares of Series B are outstanding, in addition to any other vote or consent of stockholders of the Corporation required by law or by the Certificate of Incorporation, the holders of Series B shall be entitled to vote in the election of directors and on all other matters submitted to a vote of the holders of Common Stock, with Series B and Common Stock voting together as a single class. If more than one person holds Series B, then the voting rights of such persons shall be reduced pro rata according to their ownership percentages in order to comply with this limitation. Any share of Series B and, if applicable, other Voting Stock with respect to which the holders of Series B and their affiliates are not entitled to vote pursuant to the limitations in this Section 8(a), shall not be considered, in determining whether a quorum is present at any meeting of stockholders of the Corporation, as outstanding shares of capital stock entitled to vote at such meeting.

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(b)	So long as any shares of Series B are outstanding, in addition to any other vote or consent of stockholders required by law or by the Certificate of Incorporation, the vote or consent of the holders of a majority of the shares of Series B at the time outstanding and entitled to vote thereon, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i)	any action or failure to act involving the Corporation or any of its Subsidiaries that adversely affects the rights, preferences, privileges or powers of Series B relative to any other class or series of capital stock of the Corporation; and

(ii)	any amendment, alteration, waiver or repeal of any provision of the certificate or certificate of incorporation or bylaws or other organizational documents of the Corporation or any of its Subsidiaries (including the Certificate of Incorporation and the Bylaws) so as to change the rights, preferences, privileges or powers of Series B. Notwithstanding anything herein to the contrary, in no event shall any holder of shares of Series B be entitled to (x) vote on any matter on which Series B is entitled to vote unless such holder shall also be the record holder of the corresponding Warrant that is part of the unit with such shares or (y) cast a number of votes in excess of the number of shares purchasable upon exercise of the Warrants of which such holder is the record holder. Furthermore, except as provided by law, no share of Series B shall have any voting rights following January 1, 2020.

Section 9. Record Holders. To the fullest extent permitted by applicable law, the Corporation may deem and treat the record holder of any share of Series B as the true and lawful owner thereof for all purposes, and the Corporation shall not be affected by any notice to the contrary.

Section 10. Notices. All notices or communications in respect of Series B shall be sufficiently given if given in writing and delivered in person or by fax, overnight or certified mail, or if given in such other manner as may be permitted in this Certificate of Designations, in the Certificate of Incorporation or Bylaws or by applicable law.

Section 11. No Preemptive Rights. No share of Series B shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

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Section 12. Replacement Certificates. The Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation.

Section 13. Other Rights. The shares of Series B shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law.

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